Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements:
1)	Registration Statement (Form S-3 No. 333-138475) of Hercules Offshore, Inc. and in the related Prospectus

2)	Registration Statement (Form S-8 Nos. 333-129344, 333-134135, 333-149289) of Hercules Offshore, Inc.
of our reports dated March 1, 2010, with respect to the consolidated financial statements of Hercules Offshore, Inc., and the effectiveness of internal control over financial reporting of Hercules Offshore, Inc., included in this Annual Report (Form 10-K) of Hercules Offshore, Inc. for the year ended December 31, 2009.

/s/ Ernst & Young LLP

Houston, Texas
March 1, 2010